Exhibit 99.2

December 11, 2015

Board of Directors

Celladon Corporation

11988 El Camino Real, Suite 650

San Diego, CA 92130

Re:	Initially Filed Registration Statement on Form S-4 of Celladon Corporation

Members of the Board:

We hereby consent to (i) the inclusion of our opinion letter dated November 16, 2015 to the Board of Directors of Celladon Corporation as Annex B to the proxy statement/prospectus/information statement that forms part of the Registration Statement on Form S-4 of Celladon Corporation (the “Registration Statement”) filed on December 14, 2015 and (ii) the references made to our firm and such opinion in such Registration Statement under the captions “PROSPECTUS SUMMARY—Opinion of the Celladon Financial Advisor”, THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Celladon Board of Directors”, “THE MERGER—Opinion of the Celladon Financial Advisor” and “CELLADON BUSINESS”. Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

Very truly yours,

/s/ WEDBUSH SECURITIES INC.
WEDBUSH SECURITIES INC.